EXHIBIT 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Howard Thill Scott Coody Shea Snyder	405 552 3693 405 552 4735 405 552 4782

Media Contact	Chip Minty	405 228 8647

Devon Energy Reports Second-Quarter 2014 Results

•	Delivered U.S. oil production growth of 79 percent year over year

•	Increased operating cash flow by 47 percent year over year

•	Achieved outstanding well results in the Delaware Basin

•	Completed non-core asset divestiture program with excellent results

•	Reduced debt by $3.2 billion

OKLAHOMA CITY - August 6, 2014 - Devon Energy Corporation (NYSE:DVN) today reported net earnings of $675 million or $1.65 per common share ($1.64 per diluted share) for the quarter ended June 30, 2014. This compares with second-quarter 2013 net earnings of $683 million or $1.69 per common share ($1.68 per diluted share).

Adjusting for items securities analysts typically exclude from their published estimates, the company earned $574 million or $1.40 per diluted share in the second quarter. This represents a 16 percent increase in adjusted earnings compared to the second quarter of 2013.

“The second quarter was an outstanding one for Devon as we continued to focus on execution in our core and emerging areas, delivering great results,” said John Richels, president and chief executive officer. “Our drilling programs drove impressive oil production growth in our retained assets, and our disciplined pursuit of high-margin production also improved pre-tax cash margins by 40 percent year over year.”

Devon generated cash flow from operations of $2.0 billion in the second quarter, a 47 percent increase compared to the second quarter of 2013. Combined with $2.8 billion of pre-tax proceeds received from the sale of the company’s Canadian conventional gas business, Devon’s total cash inflows for the quarter reached $4.8 billion.

“With the announced sale of our U.S. non-core assets in June, the portfolio transformation that we announced late last year is now complete,” Richels said. “Devon emerges with a formidable, more focused portfolio positioned in some of the most attractive North America resource plays. We project liquids to approach 60 percent of our production by year-end and expect to deliver attractive high-margin production growth for many years to come.”

Retained Assets Drive Strong Production Growth

Total production of oil, natural gas and natural gas liquids averaged 667,000 oil-equivalent barrels (Boe) per day in the second quarter of 2014. Excluding production associated with divestiture properties, production from Devon’s retained, go-forward asset base increased to 620,000 Boe per day in the second quarter. This represents a 14 percent increase compared to the second quarter of 2013. The company’s divestiture assets averaged 47,000 Boe per day in the second quarter, of which 77 percent was natural gas.

Growth in oil production drove the increase in second-quarter production from the company’s go-forward assets. Oil production from these retained assets averaged 205,000 barrels per day, a 34 percent increase compared to the second quarter of 2013. The most significant growth came from the company’s U.S. operations, where oil production increased a substantial 79 percent year over year. This dramatic increase in U.S. oil production is largely attributable to growth from Devon’s Permian Basin and Eagle Ford operations. Reconciliations of retained and non-core asset production are provided later in this release.

Key Operating Highlights

Permian Basin - Net production averaged a record 95,000 Boe per day in the second quarter, a 25 percent increase compared to the second quarter of 2013. Light-oil production accounted for nearly 60 percent of Devon’s total Permian production.

The Bone Spring play in the Delaware Basin was a significant contributor to the company’s growth in the Permian. Devon added 22 new Bone Spring wells to production in the second quarter, with initial 30-day rates averaging 660 Boe per day, exceeding the company’s type-curve expectations. Devon has identified 3,500 risked, undrilled locations across its Bone Spring acreage position and expects to generate additional inventory increases over time.

Also in the Delaware Basin, Devon commenced production on two high-rate oil wells targeting the Delaware Sands in Lea County, New Mexico. Initial 30-day production from each of these two wells averaged about 1,000 Boe per day, which was nearly 70 percent light oil. The company has approximately 80,000 net acres prospective for the Delaware Sands within Southeast New Mexico.

In the Southern Midland Basin, Devon delivered another quarter of strong results from its oil development program in the Wolfcamp Shale. During the second quarter, the company brought 30 Wolfcamp Shale wells online, increasing average net production in this play to 12,000 Boe per day. This represents year-over-year net production growth of 9,000 Boe per day.

Eagle Ford - In the second quarter, Devon’s net production averaged 65,000 Boe per day. This result was in line with the company’s guidance range in spite of production interruptions related to third-party gathering system downtime. These gathering constraints reduced production by approximately 8,000 Boe per day in the quarter. With the acceleration of well tie-ins, Devon’s net production in June increased to an average 73,000 Boe per day, representing an increase of nearly 50 percent from the first-quarter exit rate. The company remains on track to average 70,000 to 80,000 net Boe per day from this world-class asset for its 10 months of ownership in 2014.

During the second quarter, the company added 60 new Eagle Ford wells to production, with initial 30-day production rates for these wells approaching 1,200 Boe per day. Included in Devon’s second quarter results was the company’s first operated well in Lavaca County, Texas. Initial 24-hour production from the Ronyn 1H was approximately 1,600 Boe per day, which was 70 percent light oil.

In addition to an active upstream program, the company recently completed construction of its Victoria Express Pipeline (VEX) in the Eagle Ford which provides marketing flexibility. VEX is a 56-mile oil pipeline that runs from Devon’s core position in DeWitt County to Port of Victoria terminal on the Texas Gulf Coast. Initial capacity on VEX is 50,000 barrels per day, with invested capital to date totaling $70 million. Devon owns 100 percent of VEX, making this strategic midstream asset a possible candidate for drop down into EnLink Midstream.

Canadian Thermal Oil - The significant improvement in Western Canadian Select benchmark pricing during the quarter increased price realizations at Devon’s Jackfish thermal oil projects to $65.88, a 22 percent increase compared to the second quarter of 2013.

Gross production from Devon’s Jackfish 1 and Jackfish 2 thermal oil projects averaged 60,000 barrels of oil per day in the second quarter, a 3 percent increase compared to the year-ago period. After accounting for royalties, net production from the company’s Jackfish complex averaged 52,000 barrels per day. Second-quarter results were highlighted by the excellent performance at Jackfish 1, where gross production exceeded name-plate facility capacity, averaging 36,000 barrels per day.

Construction of the company’s Jackfish 3 thermal oil project was completed in the second quarter, and first steam commenced in early July. First oil will occur in the third quarter, with production ramping throughout 2015. At peak production, Devon’s three 100 percent-owned Jackfish projects are expected to produce 105,000 barrels per day before royalties and have the potential to generate in excess of $1 billion of free cash flow annually.

Also completed in the second quarter was the expansion of Devon’s Access Pipeline. The Access Pipeline system services the company’s growing thermal oil business in Canada by delivering diluent to its production facilities and transporting blended oil to market in Edmonton. The company owns a 50 percent interest in this strategically located pipeline, which has a gross capacity of 340,000 barrels per day. To date, the company has invested approximately $1 billion in this project. Devon has granted EnLink Midstream a right of first offer for its interest in Access Pipeline.

Anadarko Basin - Net production in the second quarter averaged a record 93,000 Boe per day. Second-quarter liquids production increased 26 percent compared to the prior-year quarter. Liquids now account for 45 percent of total production in the Anadarko Basin.

The Cana-Woodford play in the Anadarko Basin was the most significant contributor to this strong second-quarter production growth. Devon brought 20 Cana-Woodford wells online, with initial 30-day rates averaging 1,250 Boe per day, of which 55 percent was liquids. Driven by an enhanced completion design, these outstanding initial production rates exceeded the company’s Cana-Woodford type curve by more than 35 percent.

Given the company’s recent success in the Cana-Woodford, Devon further bolstered its leasehold position in May by acquiring an additional 50,000 net acres in the core of the play. This transaction closed in late June, increasing the company’s total Cana-Woodford position to roughly 280,000 net surface acres with stacked-pay potential. This additional acreage further bolsters the thousands of undrilled locations the company’s has in this high-quality, liquids-rich play.

The company also commenced production on four high-rate wells in the Granite Wash play. Initial 30-day rates from these wells averaged approximately 1,900 Boe per day, including 1,200 barrels of liquids per day. These results include a Mathers Ranch 167-3H well that achieved an outstanding 30-day rate of nearly 4,000 Boe per day.

Barnett Shale - Continuing efforts to optimize existing well performance sustained net production at 1.3 billion cubic feet of natural gas equivalent per day in the second quarter compared to the previous quarter. Liquids production increased 2 percent year over year to an average of 57,000 barrels per day, accounting for 27 percent of total Barnett production.

Rockies - Devon’s Powder River Basin oil program continued to deliver encouraging results in the second quarter. The company’s drilling activity was highlighted by two wells targeting the Parkman formation in Campbell County, Wyoming. Initial 30-day production from these wells averaged 950 Boe per day, of which 95 percent was light oil, at an average well cost of roughly $5 million per well.

To date, the company has identified approximately 1,000 risked oil locations across its Powder River Basin position, with the Parkman formation accounting for nearly 75 percent of this inventory. Devon expects this drilling inventory to increase over time as the company continues to appraise its 150,000 net acres across the Powder River Basin that is prospective for the Parkman, Turner and Frontier intervals.

Mississippian-Woodford Trend - Net production from Devon’s Mississippian-Woodford Trend averaged 18,000 Boe per day in the second quarter, of which approximately 50 percent was light oil. This represents a production growth rate of 13,000 Boe per day compared to the second quarter of 2013. The company commenced production on 55 operated wells within the Sinopec joint-venture area during the quarter. Overall results in the emerging oil opportunity continue to support target economics.

Upstream Revenue Increases and Margins Expand

Revenue from oil, natural gas and natural gas liquids sales totaled $2.7 billion in the second quarter, a 21 percent increase compared to the second quarter of 2013. This growth in revenue was attributable to the increase in high-margin oil production combined with improved oil price realizations. These factors resulted in second-quarter oil sales increasing to more than 60 percent of Devon’s total upstream revenues.

Devon’s marketing and midstream operating profit reached $224 million, which exceeded the company’s guidance and represented a 90 percent increase compared to the second quarter of 2013. The year-over-year increase in operating profit was driven by the consolidation of EnLink Midstream and improved marketing margins.

Pre-tax cash expenses totaled $1.1 billion in the second quarter, in line with previous guidance. Excluding the costs associated with the consolidation of EnLink Midstream, pre-tax cash costs for the company’s upstream business were 7 percent higher than the second quarter of 2013. The increase in cash costs were attributable to higher production taxes related to strong revenue growth and higher operating costs associated with the company’s rapidly growing high-margin oil production.

Overall, the benefits of higher-margin oil production, improved price realizations, and a low cost structure resulted in expanded cash margin for Devon. Pre-tax cash margin reached $30.47 per Boe in the second quarter, a 40 percent increase compared to the year-ago period.

Financial Position Remains Strong; Foreign Cash Repatriated

With investment-grade credit ratings and cash balances of $1.7 billion at the end of the second quarter, Devon’s financial position remains exceptionally strong. At June 30, the company’s net debt totaled $10.7 billion, of which $1.7 billion was attributable to the consolidation of EnLink Midstream and is non-recourse to Devon.

In the second quarter, Devon repatriated $2.8 billion from the sale of its Canadian conventional gas assets. The company utilized these divestiture proceeds, cash on hand, and free cash flow generated during the quarter to reduce debt balances by $3.2 billion. Proceeds from the company’s recently announced U.S. non-core asset sale will be used to further reduce net debt in the third quarter.

Divestiture Program Complete

Last November, Devon announced an initiative to monetize non-core assets in both the U.S. and Canada, sharpening its focus on retained, high-growth assets. Since that announcement the company has sold or agreed to sell $5.1 billion in non-core assets. In April, the company completed the sale of its largest divestiture package, the Canadian conventional gas business, for $2.8 billion (C$3.125 billion). In June, Devon announced an agreement to sell all of its non-core U.S. oil and gas properties for $2.3 billion. The agreement covers the company’s remaining assets targeted for divestiture and completes the divestiture program.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Adjusted earnings, net debt and pre-tax cash margin are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided later in this release.

Conference Call to be Webcast Today

Devon will conduct a conference call webcast (with associated slides) today at 10 a.m. Central (11 a.m. Eastern). The webcast will feature discussion of the company’s second-quarter results. To listen to the webcast, including synchronized slides, visit www.devonenergy.com. Additionally, the slides will be available via the website for printing or download approximately 10 minutes before the webcast. A replay of the webcast will be available on our website.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political changes; changes in laws or regulations; our limited control over third parties who operate our oil and gas properties; our ability to successfully complete mergers, acquisitions and divestitures; and other risks identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION (net of royalties)	Quarter Ended		Six Months Ended
	June 30,		June 30,
Average Daily Production:	2014	2013	2014	2013
Natural Gas (MMcf)
United States - Core	1,691	1,678	1,641	1,667
Canada - Core	23	32	23	35
Non-Core	217	730	397	730

Total Natural Gas	1,931	2,440	2,061	2,432

Oil / Bitumen (MBbls)
United States - Core	128	71	112	67
Canada - Core	77	82	78	82
Non-Core	4	16	10	17

Total Oil / Bitumen	209	169	200	166

Natural Gas Liquids (MBbls)
United States - Core	130	105	125	103
Non-Core	6	17	11	18

Total Natural Gas Liquids	136	122	136	121

Oil Equivalent (MBoe)
United States - Core	539	456	511	448
Canada - Core	81	87	81	88
Non-Core	47	155	87	156

Total Oil Equivalent	667	698	679	692

KEY OPERATING STATISTICS BY REGION
	Quarter Ended June 30, 2014
	Avg. Production	Gross Wells	Operated Rigs at
	(MBOED)	Drilled	June 30, 2014
Permian Basin	95	71	23
Eagle Ford	65	90	2
Canadian Heavy Oil	81	13	3
Barnett Shale	212	29	2
Anadarko Basin	93	21	2
Mississippian-Woodford Trend	18	53	8
Rockies	21	6	4
Other Assets	35	—	—

Core & Emerging Assets - Total	620	283	44
Rockies (Non-Core)	24	—	—
Gulf Coast (Non-Core)	16	—	—
Mid-Continent (Non-Core)	7	—	—

Devon - Total	667	283	44

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES	Quarter Ended		Six Months Ended
(average prices)	June 30,		June 30,
	2014	2013	2014	2013
Natural Gas ($/Mcf) - Henry Hub	$4.68	$4.10	$4.81	$3.72
Oil ($/Bbl) - West Texas Intermediate (Cushing)	$103.09	$94.14	$100.87	$94.29

REALIZED PRICES	Quarter Ended June 30, 2014
	Oil / Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$95.71	$4.19	$25.22	$41.06
Canada (1)	$69.45	$1.56	N/M	$65.96

Realized price without hedges	$86.00	$4.15	$25.13	$44.12
Cash settlements	$(4.17)	$(0.16)	$—	$(1.78)

Realized price, including cash settlements	$81.83	$3.99	$25.13	$42.34

	Quarter Ended June 30, 2013
	Oil / Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$91.56	$3.49	$24.80	$32.19
Canada (1)	$61.84	$3.44	$43.68	$43.02

Realized price without hedges	$75.23	$3.48	$26.29	$35.00
Cash settlements	$1.94	$(0.07)	$0.10	$0.23

Realized price, including cash settlements	$77.17	$3.41	$26.39	$35.23

	Six Months Ended June 30, 2014
	Oil / Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$93.96	$4.26	$27.34	$40.30
Canada (1)	$65.37	$3.97	$50.17	$53.26

Realized price without hedges	$82.10	$4.23	$28.11	$42.61
Cash settlements	$(3.19)	$(0.25)	$—	$(1.70)

Realized price, including cash settlements	$78.91	$3.98	$28.11	$40.91

	Six Months Ended June 30, 2013
	Oil / Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$89.64	$3.15	$25.53	$30.29
Canada (1)	$51.21	$3.24	$45.54	$37.34

Realized price without hedges	$67.88	$3.17	$27.16	$32.13
Cash settlements	$2.06	$0.08	$0.11	$0.80

Realized price, including cash settlements	$69.94	$3.25	$27.27	$32.93

(1)	The reported Canadian gas volumes include volumes that are produced from certain of our leases and then transported to our Jackfish operations where the gas is used as fuel. However, the revenues and expenses related to this consumed gas are eliminated in our consolidated financials.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Oil, gas and NGL sales	$2,679	$2,222	$5,236	$4,026
Oil, gas and NGL derivatives	(399)	366	(719)	46
Marketing and midstream revenues	2,230	500	3,718	987

Total operating revenues	4,510	3,088	8,235	5,059

Lease operating expenses	582	559	1,180	1,084
Marketing and midstream operating expenses	2,006	382	3,311	745
General and administrative expenses	189	167	400	317
Production and property taxes	150	125	287	238
Depreciation, depletion and amortization	828	674	1,567	1,378
Asset impairments	—	40	—	1,953
Restructuring costs	5	8	42	46
Gains and losses on asset sales	(1,057)	1	(1,072)	—
Other operating items	33	32	56	55

Total operating expenses	2,736	1,988	5,771	5,816

Operating income (loss)	1,774	1,100	2,464	(757)
Net financing costs	131	103	243	206
Other nonoperating items	89	—	107	2

Earnings (loss) before income taxes	1,554	997	2,114	(965)
Income tax expense (benefit)	854	314	1,085	(309)

Net earnings (loss)	700	683	1,029	(656)
Net earnings attributable to noncontrolling interests	25	—	30	—

Net earnings (loss) attributable to Devon	$675	$683	$999	$(656)

Net earnings (loss) per share attributable to Devon:
Basic	$1.65	$1.69	$2.45	$(1.63)
Diluted	$1.64	$1.68	$2.44	$(1.63)

Weighted average common shares outstanding:
Basic	408	406	408	406
Diluted	411	407	410	406

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENT OF OPERATIONS

(in millions)
	Quarter Ended June 30, 2014
	Devon U.S. &
	Canada	EnLink	Eliminations (1)	Total
Oil, gas and NGL sales	$2,679	$—	$—	$2,679
Oil, gas and NGL derivatives	(399)	—	—	(399)
Marketing and midstream revenues	1,478	927	(175)	2,230

Total operating revenues	3,758	927	(175)	4,510

Lease operating expenses	582	—	—	582
Marketing and midstream expenses	1,454	727	(175)	2,006
General and administrative expenses	162	27	—	189
Production and property taxes	142	8	—	150
Depreciation, depletion and amortization	754	74	—	828
Restructuring costs	5	—	—	5
Gain on asset sales	(1,057)	—	—	(1,057)
Other operating items	34	(1)	—	33

Total operating expenses	2,076	835	(175)	2,736

Operating income	1,682	92	—	1,774
Net financing costs	117	14	—	131
Other nonoperating items	94	(5)	—	89

Earnings before income taxes	1,471	83	—	1,554
Income tax expense	836	18	—	854

Net earnings	635	65	—	700
Net earnings attributable to noncontrolling interests	1	24	—	25

Net earnings attributable to Devon	$634	$41	$—	$675

(1)	During the second quarter of 2014, Devon had $175 million of inter-segment fee-based revenues and expenses related to EnLink that require elimination.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net earnings (loss)	$700	$683	$1,029	$(656)
Adjustments to reconcile earnings (loss) to net cash from operating activities:
Depreciation, depletion and amortization	828	674	1,567	1,378
Gains and losses on asset sales	(1,057)	1	(1,072)	—
Asset impairments	—	40	—	1,953
Deferred income tax expense (benefit)	569	182	777	(441)
Derivatives and other financial instruments	454	(408)	761	(103)
Cash settlements on derivatives and financial instruments	(191)	35	(245)	149
Other noncash charges	106	92	229	176

Net cash from operating activities before balance sheet changes	1,409	1,299	3,046	2,456
Net change in working capital	622	30	470	(128)
Change in long-term other assets	11	28	(77)	22
Change in long-term other liabilities	7	39	20	48

Net cash from operating activities	2,049	1,396	3,459	2,398

Cash flows from investing activities:
Acquisitions of property, equipment and businesses	(238)	—	(6,224)	—
Capital expenditures	(1,758)	(1,643)	(3,341)	(3,569)
Proceeds from property and equipment divestitures	2,800	5	2,942	34
Purchases of short-term investments	—	(205)	—	(1,076)
Redemptions of short-term investments	—	562	—	2,550
Redemptions of long-term investments	—	(1)	57	—
Other	(4)	85	84	82

Net cash from investing activities	800	(1,197)	(6,482)	(1,979)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt, net of issuance costs	374	—	3,720	—
Net short-term debt borrowings	(1,119)	(2,003)	(862)	(1,495)
Long-term debt repayments	(2,413)	—	(3,990)	—
Proceeds from stock option exercises	72	1	83	1
Proceeds from issuance of subsidiary units	20	—	20	—
Dividends paid on common stock	(99)	(89)	(189)	(170)
Distributions to noncontrolling interests	(41)	—	(141)	—
Other	12	2	9	5

Net cash from financing activities	(3,194)	(2,089)	(1,350)	(1,659)

Effect of exchange rate changes on cash	24	(22)	13	(34)

Net change in cash and cash equivalents	(321)	(1,912)	(4,360)	(1,274)

Cash and cash equivalents at beginning of period	2,027	5,275	6,066	4,637

Cash and cash equivalents at end of period	$1,706	$3,363	$1,706	$3,363

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)	June 30,	December 31,
	2014	2013
Current assets:
Cash and cash equivalents	$1,706	$6,066
Accounts receivable	2,301	1,520
Other current assets	385	419

Total current assets	4,392	8,005

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	75,242	73,995
Not subject to amortization	3,984	2,791

Total oil and gas	79,226	76,786
Other	8,956	6,195

Total property and equipment, at cost	88,182	82,981
Less accumulated depreciation, depletion and amortization	(51,183)	(54,534)

Property and equipment, net	36,999	28,447

Goodwill	8,408	5,858
Other long-term assets	1,316	567

Total assets	$51,115	$42,877

Current liabilities:
Accounts payable	$1,529	$1,229
Revenues and royalties payable	1,581	786
Short-term debt	475	4,066
Other current liabilities	1,094	574

Total current liabilities	4,679	6,655

Long-term debt	11,880	7,956
Asset retirement obligations	1,541	2,140
Other long-term liabilities	1,029	834
Deferred income taxes	5,927	4,793
Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	3,943	3,780
Retained earnings	16,220	15,410
Accumulated other comprehensive earnings	1,270	1,268

Total stockholders’ equity attributable to Devon	21,474	20,499
Noncontrolling interests	4,585	—

Total stockholders’ equity	26,059	20,499

Total liabilities and stockholders’ equity	$51,115	$42,877

Common shares outstanding	409	406

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES

(in millions)	Quarter Ended June 30, 2014
	U.S.	Canada	Total
Exploration	$65	$—	$65
Development	996	192	1,188

Exploration and development capital	$1,061	$192	$1,253
Capitalized G&A			91
Capitalized interest			10
Eagle Ford and Cana acquisitions			231
Midstream capital (1)			303
Other capital			38

Total Continuing Operations			$1,926

(1) Includes $216 million attributable to EnLink.
	Six Months Ended June 30, 2014
	U.S.	Canada	Total
Exploration	$138	$32	$170
Development	1,829	470	2,299

Exploration and development capital (1)	$1,967	$502	$2,469
Capitalized G&A			174
Capitalized interest			20
Eagle Ford and Cana acquisitions			6,359
Midstream capital (2)			463
Other capital			54

Total Continuing Operations			$9,539

(1)	Includes $87 million attributable to assets identified for divestiture.
(2)	Includes $284 million attributable to EnLink.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The Company must reconcile the Non-GAAP financial measure to related GAAP information.

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analyst in their published estimates of the company’s financial results. The following table summarizes the effects of these items on second-quarter 2014 earnings.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	Quarter Ended June 30, 2014
	Before-Tax	After-Tax
Net earnings attributable to Devon (GAAP)		$675
Fair value changes in financial instruments	289	181
Gain on asset sales and related repatriation	(964)	(286)
Restructuring costs	5	4

Adjusted earnings attributable to Devon (Non-GAAP)		$574

Diluted share count		411
Adjusted diluted earnings per share attributable to Devon (Non-GAAP)		$1.40

Devon defines net debt as debt less cash, cash equivalents and short-term investments as presented in the following table. Devon believes that netting these sources of cash against debt provides a clearer picture of the future demands on cash to repay debt.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	June 30,
	2014	2013
Total debt (GAAP)	$12,355	$10,150
Adjustments:

Cash and short-term investments	1,706	4,232

Net debt (Non-GAAP)	$10,649	$5,918

Devon defines pre-tax cash margin as revenues from commodity sales, marketing and midstream operations, less expenses for lease operations, marketing and midstream operations, general and administrative, production and property taxes and net financing costs, with the result divided by total production. Devon believes that pre-tax cash margin can facilitate comparisons of our performance between periods and to the performance of our peers.